Exhibit 99.1

OSI Systems Reports Second Quarter Fiscal 2014 Financial Results

  Record Q2 Revenue of $236 million (22% increase over prior year)
  Record Non-GAAP Q2 Earnings Per Share
    GAAP of $0.71
    Non-GAAP of $0.78
  Free Cash Flow of $35 million

HAWTHORNE, Calif.--(BUSINESS WIRE)--January 28, 2014--OSI Systems, Inc. (NASDAQ: OSIS) today announced financial results for the second fiscal quarter ended December 31, 2013.

“We are pleased to announce strong second quarter results. We achieved record sales, as each of our three divisions reported double digit sales growth over the prior year, resulting in overall growth of 22%. In addition, we reported record year-over-year non-GAAP earnings for the 18th straight quarter along with significant free cash flow,” said Deepak Chopra, OSI Systems’ Chairman and CEO.

The Company reported revenues of $236 million for the second quarter of fiscal 2014, an increase of 22% as compared to the same period a year ago. Net income for the second quarter of fiscal 2014 was $14.6 million, or $0.71 per diluted share, compared to net income of $12.4 million, or $0.60 per diluted share, for the second quarter of fiscal 2013. Excluding the impact of impairment, restructuring and other charges, net income for the second quarter of fiscal 2014 would have been $16.1 million, or $0.78 per diluted share, compared to net income of $14.4 million, or $0.70 per diluted share for the comparable quarter of the prior year.

For the six months ended December 31, 2013, the Company reported revenues of $443 million, an increase of 18% as compared to the same period a year ago. Net income in this period was $21.0 million, or $1.02 per diluted share, compared to net income of $18.8 million, or $0.91 per diluted share, in the same period a year ago. Excluding the impact of impairment, restructuring and other charges, net income for the six months ended December 31, 2013 would have been $25.5 million, or $1.24 per diluted share, compared to net income of $20.7 million, or $1.01 per diluted share, for the comparable period in the prior year.

As of December 31, 2013, the Company’s backlog was approximately $0.9 billion. During the second fiscal quarter, the Company generated cash flow from operations of $69 million and capital expenditures totaled $34 million.

Mr. Chopra continued, “During the second quarter, our Security Division generated both record sales and profits as sales grew by 16% over the prior year and operating income, excluding the impact of impairment, restructuring and other charges, increased by 49%. The excellent performance of our turnkey operations were a major contributor to our top line growth and increased operating margins.”

Mr. Chopra concluded, “We are also pleased with the performance of our Healthcare Division as sales grew by 12% over the prior year while operating income increased by 33% over the same period. This double-digit sales growth was encouraging and we remain optimistic about our new product offerings.”

Fiscal Year 2014 Outlook

The Company is raising its sales guidance for fiscal 2014 to $890 million - $920 million, representing an 11% to 15% increase over fiscal 2013. In addition, the Company is updating its fiscal 2014 earnings guidance and expects earnings per diluted share to increase at a rate of 12% - 23% to between $3.10 to $3.39, excluding the impact of impairment, restructuring and other charges, and the impact of certain tax elections. However, actual sales and non-GAAP diluted EPS could vary from this guidance due to the risks and uncertainties applicable to our business and industry including the timing of certain awards and the outcome of the issues with the Transportation Security Administration.

Non-GAAP Figures

Discussion of adjustments to arrive at non-GAAP figures for the three and six months ended December 31, 2013 and 2012 is provided to allow for the comparison of underlying earnings, net of impairment, restructuring and other non-recurring charges and their related tax benefit, thus providing additional insight into the on-going operations of the Company. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results primarily because they exclude amounts that we do not view as reflective of ongoing operating results when planning and forecasting and when assessing the performance of the business. We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods. Please see the reconciliation of GAAP to non-GAAP net income and earnings per share at the end of this release.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET), today to discuss its results for the second quarter of fiscal 2014. To listen, please log on to the Company’s website at www.osi-systems.com and follow the link in the Investor Relations section. A replay of the webcast will be available shortly after the conclusion of the conference call until February 11, 2014. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 888-286-8010 and entering the conference call identification number ‘56517283’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications, and provider of security screening services. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 35 years of experience in electronics engineering and manufacturing and maintains offices and production facilities in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company’s control and which may cause actual results to differ materially from those described in or implied by any forward-looking statement. Such statements include, but are not limited to, information provided regarding expected revenues and earnings in fiscal 2014. For example, the Company could be exposed to a variety of negative consequences as a result of one or more enforcement actions in respect of the matters that are the subject of some or all of the Company’s ongoing investigations and compliance review, including contract and regulatory compliance matters with the U.S. Government, and such actions, if brought, may result in judgments, settlements, fines, injunctions, debarment and/or penalties, which could have a material and adverse impact on the Company's business, financial condition and results of operation. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under federal securities laws.

OSI SYSTEMS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2012	2013	2012	2013
Revenues	$194,049	$236,408	$375,743	$442,682
Cost of goods sold	123,961	155,469	244,300	293,797
Gross profit	70,088	80,939	131,443	148,885
Operating expenses:
Selling, general and administrative	36,829	45,556	76,754	87,770
Research and development	11,858	11,175	23,174	22,195
Impairment, restructuring and other charges	2,723	2,179	2,723	6,418
Total operating expenses	51,410	58,910	102,651	116,383
Income from operations	18,678	22,029	28,792	32,502
Interest expense and other, net	1,385	1,503	2,482	2,973
Income before income taxes	17,293	20,526	26,310	29,529
Provision for income taxes	4,872	5,953	7,550	8,562
Net income	$12,421	$14,573	$18,760	$20,967

Diluted earnings per share	$0.60	$0.71	$0.91	$1.02
Weighted average shares outstanding - diluted	20,609	20,589	20,589	20,604

CONSOLIDATED BALANCE SHEETS (in thousands) (Unaudited)

	June 30, 2013	December 31, 2013
Assets
Cash and cash equivalents	$34,697	$39,899
Accounts receivable, net	206,817	164,006
Inventories	206,213	219,998
Other current assets	78,972	82,246
Total current assets	526,699	506,149
Non-current assets	393,097	429,121
Total Assets	$919,796	$935,270

Liabilities and Stockholders' Equity
Bank lines of credit	$59,000	$60,000
Current portion of long-term debt	1,797	2,971
Accounts payable and accrued expenses	123,660	95,926
Deferred revenues	18,131	46,539
Other current liabilities	78,825	80,847
Total current liabilities	281,413	286,283
Long-term debt	10,673	11,724
Advances from customers	75,000	62,500
Other long-term liabilities	74,259	81,507
Total liabilities	441,345	442,014
Total stockholders’ equity	478,451	493,256
Total Liabilities and Equity	$919,796	$935,270

SEGMENT INFORMATION (in thousands) (unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2013	2012	2013
Revenues – by Segment Group:
Security Group	$91,863	$106,588	$174,779	$203,741
Healthcare Group	56,114	63,106	107,695	108,893
Optoelectronics and Manufacturing Group including intersegment revenues	57,277	76,358	114,424	147,669
Intersegment revenues elimination	(11,205)	(9,644)	(21,155)	(17,621)
Total	$194,049	$236,408	$375,743	$442,682

Operating income (loss) – by Segment Group:
Security Group (1)	$8,607	$15,149	$13,072	$26,771
Healthcare Group (2)	6,915	9,226	10,796	7,228
Optoelectronics and Manufacturing Group (3)	5,457	2,121	10,290	6,886
Corporate	(2,438)	(4,355)	(5,687)	(8,400)
Eliminations	137	(112)	321	17
Total	$18,678	$22,029	$28,792	$32,502

(1)	Includes impairment, restructuring and other charges of $1.7 million and $3.3 million for the three and six months ended December 31, 2013, respectively, and $2.7 million for the three and six months ended December 31, 2012.

(2)	Includes impairment, restructuring and other charges of $2.0 million for the six months ended December 31, 2013.

(3)	Includes impairment, restructuring and other charges of $0.5 million and $1.1 million for the three and six months ended December 31, 2013, respectively.

Reconciliation of GAAP to Non-GAAP (in thousands, except earnings per share data) (Unaudited)

	For the Three Months Ended December 31,				For the Six Months Ended December 31,
	2012		2013		2012		2013
	Net income	EPS	Net income	EPS	Net income	EPS	Net income	EPS

GAAP basis	$12,421	$0.60	$14,573	$0.71	$18,760	$0.91	$20,967	$1.02

Impairment, restructuring and other charges, net of tax	1,956	0.10	1,547	0.07	1,956	0.10	4,557	0.22

Non-GAAP basis	$14,377	$0.70	$16,120	$0.78	$20,716	$1.01	$25,524	$1.24

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com